Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners
Regency Energy Partners LP:
We consent to the use of our report dated February 18, 2011, with respect to the consolidated balance sheets of RIGS Haynesville Partnership Co. as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and partners’ capital for the year ended December 31, 2010 and for the period from March 18, 2009 to December 31, 2009, and the related statements of income, cash flows, and member’s interest of Regency Intrastate Gas LLC for the period from January 1, 2009 to March 17, 2009, incorporated herein by reference.
/s/ KPMG LLP
Dallas, Texas
May 23, 2011